EXHIBIT 1

                         STOCK OPTION AGREEMENT

     THIS AGREEMENT, made and entered into as of this 21st day of June, 1999, by and between JAMES E. ACRIDGE, a resident of Arizona
("Acridge"), and LANTY L. SMITH, a resident of North Carolina
("Smith").

                              WITNESSETH:

     WHEREAS, Acridge has this day executed a Promissory Note (the "Note"), in the principal amount of One Million Five Hundred Thirty Thousand Four Hundred Twenty Five Dollars ($1,530,425.00), in favor of Smith evidencing a loan made to Acridge by Smith; and

     WHEREAS, the Note is secured by a pledge of One Hundred Forty Four Thousand and Forty (144,040) shares (the "Pledged Stock") of the common stock of Giant Industries, Inc., a Delaware corporation ("Giant
Industries"), pursuant to a Stock Pledge Agreement of even date herewith (the "Stock Pledge Agreement"); and

     WHEREAS, as additional consideration for extending the loan evidenced by the Note, Acridge is willing to grant Smith an option, on the terms and conditions contained in this Agreement, to purchase the Pledged Stock, and Smith is willing to accept such an option;

     NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants hereinafter contained and other good and valuable consideration, the parties hereto agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Acridge hereby grants to Smith the option to purchase from Acridge, as herein more specifically stated (the "Option"), at a price of $10 5/8 per share, determined on the basis of the closing price of the common stock of Giant Industries on the New York Stock Exchange on June 18, 1999 (the "Option Price"), all, but not less than all, of the Pledged Stock, as identified on Exhibit A hereto, subject to adjustment as provided herein. Such Option may be exercised at any time after the earliest of (i) October 21, 1999; (ii) the execution by Giant Industries of a letter of intent, agreement or other document with respect to a transaction or series of transactions relating to a corporate reorganization or other fundamental event that would lead to the delisting of the capital stock of Giant on the New York Stock Exchange; or (iii) the occurrence of an "Event of Default" as that term is defined in the Stock Pledge Agreement. This Option shall expire on October 21, 2000, except as provided in Section 2 hereof, or as otherwise agreed in writing by the parties hereto. Until the Option expires or is exercised, Acridge agrees that he shall not sell, assign, transfer, make a gift of, donate, pledge or otherwise encumber or dispose of any of the shares of the Pledged Stock, other than pursuant to the Stock Pledge Agreement.

     2. Exercise. The Option shall be exercised by Smith delivering to Acridge, on any business day prior to the expiration of the Option, a written notice to such effect signed by Smith or his permitted successor. Payment in full for the Pledged Stock may be made at the time the Option is exercised by payment in immediately available funds, or offset from the amount due from Acridge under the Note, of an amount in U.S. dollars equal to the Option Price multiplied by the number of the shares of Pledged Stock to be acquired. If at any time Acridge tenders payment in full of all principal and accrued but unpaid interest under the Note, Smith shall have five (5) business days to elect, in his sole discretion, by written notice to Acridge to either
(i) accept such payment and surrender any rights under this Stock Option Agreement, or (ii) exercise the Option as an offset of the amount due under the Note as provided above. Notwithstanding any election by Smith to offset amounts due under the Note in payment for the Pledged Stock upon exercise of the Option, Acridge shall remain liable for any remaining indebtedness thereunder, including, without limitation, indebtedness for accrued but unpaid interest, to the extent that the aggregate indebtedness under the Note, including accrued but unpaid interest, prior to such offset exceeds the closing price of the common stock of Giant Industries on the New York Stock Exchange on the day prior to the date Smith provides notice of exercise of the Option multiplied by the number of shares of Pledged Stock being acquired upon exercise of the Option.

     4. Transfer of Option. This Option may be assigned by Smith (or his assignee); provided that if any indebtedness for principal or accrued and unpaid interest remains due under the Note at the time of such assignment, this Option may only be assigned together with an assignment of all right, title and interest of Smith (or his assignee) under the Note and the Stock Pledge Agreement.

     5. Status of Shareholder. Smith shall not be deemed to be a shareholder of Giant Industries for any purpose with respect to the Pledged Stock unless, and then only to the extent that, this Option shall have been exercised and the Option Price paid in the manner provided herein, or as otherwise provided under the Stock Pledge Agreement. No adjustment will be made for dividends or other rights where the record date is prior to the date of exercise and payment.

     6.  Adjustment in Number of Shares and Option Price.

         (a) Recapitalization. The shares with respect to which this Option is granted are shares of Pledged Stock as constituted on the date of this Agreement, but if, and whenever, prior to the delivery by Acridge of all of the shares of Pledged Stock with respect to which this Option is granted, Giant Industries shall effect a subdivision or consolidation of the shares covered by this Option, or other similar capital readjustment with respect to the shares covered by this Option, or the payment of a stock dividend with respect to the shares covered by this Option, then (i) in the event of any increase in the number of such shares outstanding, the number of shares of Pledged Stock then remaining subject to Option hereunder shall be proportionately increased, and the Option Price payable per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of such shares outstanding, the number of shares of Pledged Stock then remaining subject to Option hereunder shall be proportionately reduced (except that any fractional share resulting from any such adjustment shall be excluded from the operation of this Agreement), and the Option Price per share shall be proportionately increased.

         (b) Merger of Giant Industries. After the merger of one or more corporations into Giant Industries, any merger of Giant Industries into another corporation, any consolidation of Giant Industries and one or more other corporations, or any other corporate reorganization of any form involving Giant Industries as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares of Pledged Stock, Smith at the time of such corporate reorganization shall, at no additional cost, be entitled, upon any exercise of this Option, to receive from Acridge in lieu of the number of shares as to which this Option shall then be so exercised, the number and class of shares of stock or other securities or such other property to which Smith would have been entitled pursuant to the terms of the agreement of merger or consolidation, if at the time of such merger or consolidation Smith had been a holder of record of a number of shares of Pledged Stock equal to the number of shares exercisable under this Option. Comparable rights shall accrue to Smith in the event of successive mergers or consolidations of the character described above.

     10. Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows:

          If to Acridge:

          James E. Acridge
          c/o Giant Industries, Inc.
          23733 North Scottsdale Road,
          Scottsdale, AZ 85255

          If to Smith:

          Lanty L. Smith
          300 North Greene Street, Suite 925
          Greensboro, NC 27401

The addresses, and persons for attention shown above, may be changed from time to time by notice in the form required by, and delivered to the other party in accordance with this Section as in effect prior to such change.

     11. Specific Performance. The parties hereby declare that it may be impossible to measure in money the damages that will accrue in the event of a breach of this Agreement. Therefore, if any party hereto, or any person acting on his behalf, shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives, on behalf of himself and his personal representatives, heirs, successors and assigns, the claim or defense therein that such party has an adequate remedy at law, and each party acknowledges that the person asserting a violation of this Agreement shall be entitled to the remedy of specific performance. Said remedy of specific performance, however, shall be in addition to, and not in limitation of, any other rights and remedies at law or in equity that may be available with respect to a breach hereof.

     12. Construction of Agreement. This Agreement represents the entire integrated agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations or agreements, whether written or oral. Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders and any reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect any other provisions and the Agreement shall be construed in all respects as if any such invalid or unenforceable provisions were omitted.

     13. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective legal representatives, and permitted successors and assigns.

     14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, under seal, as of the day and year first above written.

                                 /s/ JAMES E. ACRIDGE      (SEAL)
                                 __________________________
                                 James E. Acridge


                                 /s/ LANTY L. SMITH        (SEAL)
                                 __________________________
                                 Lanty L. Smith

                            EXHIBIT A
                  to the Stock Option Agreement


          Certificate                          Number of
             Number          Issued to          Shares

              2393        James E. Acridge      1,000

              2588        James E. Acridge      10,625

              2610        James E. Acridge      125,000

              2769        James E. Acridge      7415